EXHIBIT 99.1

Transcript of

WidePoint Corporation

Third Quarter 2021 Earnings Call

November 15, 2021

Participants

Jin Kang - President & Chief Executive Officer, WidePoint Corporation

Jason Holloway - Executive Vice President & Chief Sales and Marketing Officer, WidePoint Corporation

Kellie Kim - Executive Vice President & Chief Financial Officer, WidePoint Corporation

Analysts

Unidentified Participant

Presentation

Operator

Good afternoon. Welcome to WidePoint’s Third Quarter 2021 Earnings Conference Call. My name is Paul and I will be your operator for today’s call. Joining us for today’s presentation are WidePoint’s President and CEO, Jin Kang; Executive Vice President and Chief Sales and Marketing Officer, Jason Holloway; and Executive Vice President and CFO, Kellie Kim. Following their remarks, we will open the call for questions from WidePoint’s publishing analysts and major investors. If your questions were not taken today and you would like additional information, please contact WidePoint’s Investor Relations team at wyy@gatewayir.com.

Before we begin the call, I would like to provide WidePoint’s Safe Harbor statement that includes cautions regarding forward-looking statements made during this call. The matters discussed in this conference call may include forward-looking statements regarding future events and other future performance of WidePoint Corporation that involve risks and uncertainties that could cause actual results to differ materially from those anticipated. These risks and uncertainties are described in the company’s Form 10-K filed with the Securities and Exchange Commission.

Finally, I would like to remind everyone that this call will be made available for replay via a link in the Investor Relations section of the company’s website at www.widepoint.com.

Now, I would like to turn the call over to WidePoint’s President and CEO, Mr. Jin Kang. Sir, please proceed.

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Jin Kang - President & Chief Executive Officer, WidePoint Corporation

Thank you, operator and good afternoon to everyone. Thank you for joining us today to review our financial results for the third quarter ended September 30, 2021. The third quarter marked a period of productivity, as we successfully completed the acquisition of ITA, made progress across our sales and marketing initiatives, engaged in new strategic customer wins, upgraded our already robust portfolio of solutions, and continued to successfully execute our strategy for profitable growth. Although we were encouraged by these events, we were again faced with macroeconomic headwinds that rooted from the pandemic. The flurry of ubiquitous current events regarding supply chain limitations, the status of federal government’s budget impasse, the inability to still meet face to face with prospective customers, and increased demand for top talent from the labor market have all affected our business directly and indirectly.

With the uncertainty of the federal government budget, virtually all new task orders and contract awards have been halted, as government does not have the necessary fund authorizations to engage in any new projects. Additionally, the supply chain disruption that has been severely impacted logistics and transportation has diminished our ability to fulfill some of our customers’ orders for equipment and to gain access to accessories needed for our business. As a result of these uncontrollable events happening concurrently, we have seen several opportunities inevitably become delayed.

Nevertheless, our team is laser focused on controlling what’s within our grasp, as we continue to adapt to these external circumstances. What’s remained consistent throughout all this is our approach of continuing to operate the business profitably and being prudent with our spending and cash management. One example of this was our purchase of IT Authorities or ITA. Thanks to our meticulous M&A approach, we’re able to acquire a company that is not only profitable, but was accretive to our current operation from day one. ITA significantly strengthens our footprint within each growth market by offering a multitude of cross sell and upsell synergies within IT operations, identity management, and more. In addition to benefiting from their more attractive recurring managed services revenue, we were able to immediately tap into their expanding commercial customer base with our enhanced offerings and has already resulted in signed deals. Moreover, thanks to ITA’s deep expertise in Microsoft ecosystem and their well established partners with them, we’ll be able to further strengthen our relationship with Microsoft. We continue to maintain our Microsoft co-sell certification status and are in fact combining ITA and our Soft-ex’s efforts to attain the Microsoft Silver and Gold Certifications, which gives us quite an edge.

I’ll let Jason speak more about this so I don’t steal his thunder but the point I emphasize here is that due to our judicious spending habits and scrupulous approach, we were able to find the diamond in the rough. This has been on brand with what we’ve continuously preached. And we intend to apply this prudent spending philosophy in all we do to ensure profitability. Additionally, on par with previous quarter, we have continued to make strategic investment back into our technical infrastructure, which we believe will make our services and our solutions even more appealing to a greater number of current and prospective clients. First, as it relates to our identity management solution, we continue to enhance the service to not only make it more robust, but also make it more pertinent to our broader customer base. We’re investing in standing up a new commercial certificate authority or CA offering. This effort will increase our capability to sell into the commercial markets and quickly implement our PKI-based multi-factor authentication solutions for our new customers. We continue to make progress in setting up a hot coop site that will allow us to recover quicker than our current warm coop site. This will allow us to reduce our physical office footprint and allow us the flexibility to place our operation centers where it is more financially advantageous.

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Second, as we previously mentioned on the last call, we continue to make progress toward our FedRAMP certification. We have prepared and submitted the FedRAMP Readiness Assessment Report for our government counterpart’s review and approval. Once approved, we will be listed on the FedRAMP Marketplace as FedRAMP Ready and will begin the next phase of the process, which is the security assessment report. Please stay tuned for further updates on this front in the coming months.

Third, we continue to improve our intelligent telecommunications management system platform service offering by enhancing automated algorithms in order to provide better graphical business intelligence and analytics. Our development team is also working on improving the user interface and experience. Next, within our Digital Billing and Analytics or DB&A division, we have continued to invest to take advantage of the dramatic shift from traditional voice platform to unified communications, such as Microsoft Teams. We have enhanced the capability within our software to work within the unified communication environment and report platform performance in both dedicated and hybrid environments. The initial launch was in October, and we look forward to working with our partners and customers to continue to innovate, as these UC solutions continue to evolve. We’re pleased to achieve the first step in formalizing a relationship with Microsoft by being appointed Microsoft Co-sell Ready status, and we look forward to developing a relationship with both Microsoft and its channel partners.

And finally, we’ve made considerable progress with our green initiatives. As a reminder, from the last call, our subsidiary WidePoint Mobile Corporation received the R2v3 Certification or responsible recycling certification through the Sustainable Electronics Recycling International or SERI. This certification affirms that our green initiatives for recycling our customers’ legacy assets meet the global industry standards for responsible testing, repair, reuse, and recycling. I am proud to share that this specific business segment is beginning to take off, and I’m certain that we will continue to see it profitably grow as revenues begin to ramp up.

Overall, it has been encouraging to see what we’re capable of achieving even with several unexpected obstacles being thrown our way. Our team is poised and committed to continue successfully executing our strategy for profitable growth through organic and inorganic means.

I will now turn the call over to Jason to provide you with some details on the investment we are making on the sales and marketing front and the sales momentum we’ve been building since the start of the year. Then, our CFO, Kellie Kim will walk us through the financial results of the third quarter. Jason.

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Jason Holloway - Executive Vice President & Chief Sales and Marketing Officer, WidePoint Corporation

Thank you, Jin and good afternoon, everyone. In total, we secured more than 16.8 million in contract awards and identity management, managed mobility services and telecom lifecycle management across contracts wins with federal government and commercial enterprise customers. Although we expected stronger results, we were partially set back due to the unexpected events that Jin mentioned. Nonetheless, we were encouraged to find that sales opportunities that were near the finish line or in the process of getting there did not end up disappearing, but were instead delayed. Thanks to the ability of our team to adapt and be proactive, we’re proud of the results given the circumstances.

An underlying thing that we noticed this quarter was the influx of organizations that have begun to elevate their cybersecurity protocols resulting from the high profile malware, and ransomware breaches that are becoming more common day by day. One industry that we’ve particularly been working closely with is the K through 12 educational institutions, as they have begun to witness an alarming rise of cyber attacks. Once we realized the magnitude of this situation, we quickly reacted and began to heavily participate in tech forums, initially at the local level of a major municipality and now at the state level of a Midwestern State. I personally have been attending these forums to edify schools that currently operate in a virtual or hybrid format about the importance of cybersecurity in this day and age of what solutions WidePoint can offer to help. As a result, we had begun to see early signs of our participation at these tech forums paying off, as these schools are wanting to escalate these problems to the legislative level, with the goal of gaining funding from the entire state to leverage our identity management as a service solution.

On brand with what Jin was mentioning earlier, given this opportunistic event, our team not only proactively went to present at these forums, but we also came up with a phased approach which segments the potential users into tier one, two, three, four, and five groups to sell our identity management solution on a pure subscription monthly recurring model. Tier one customers are critical users such as systems administrators, super users, executives with high user privileges. Tier two is senior managers with elevated privileges. Tier three comprises of managers with moderate privileges. Tier four is general users with minimal privileges. And tier five is external users. With the prevalence of cyber attacks and the robust solutions, we possess to combat that, our goal is to duplicate and scale this model nationally, state after state. We have already experienced success using this approach with our previous press release regarding the Higher Education Institute we secured.

Furthermore, another vertical that we’ve been working closely with is the commercial enterprise beverage production vertical, analogous to the face tear approach for the educational institutions, we are implementing the same strategy for this vertical, as we are certain it will be the most effective and efficient plan of attack. We’ve come to realize that these high profile breaches are widespread across almost every industry. The benefit to us is that it certainly opens the door for many business development opportunities, which we intend to capitalize on. Next, similar to how we mentioned on the previous earnings call, our indirect sales strategy continues to be based on the same tactics we’ve successfully implemented in the past several quarters, which is to team with large entrenched systems integrators and expand our relationship with both prominent players in the commercial and federal sectors. This past period, we have slightly refined our traditional approach of working with systems integrators. Not only do we look for prominent systems integrators, but we are also now on the search for strategic partners that have access to new niche businesses that cannot normally be tapped into.

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A recent example of us executing one of these deals is our engagement with a service disabled veteran owned small business, or SDVOSB, called 22Vets. 22Vets has an extensive reach into the K through 12 vertical, and will play an integral role in potentially achieving legislative funding at the state level, given the SDVOSB status. Ultimately, our goal through this revamped approach is to find new opportunities in areas that cannot be simply tapped into by any company. In addition to this new strategic relationship with 22Vets, we are still actively working with our other SI Partners, and we look forward to sharing the news of our recent win.

To supplement our sales and marketing tactics, we have continued to make investments with our branding and name recognition. As I shared on the last earnings call, we were recently listed in the 2021 Gartner Magic Quadrant for Managed Mobility Services, which was a big win for WidePoint as over 70% of the Fortune 1000 and over 10,000 mid-sized and large enterprises rely on Gartner for their advice and guidance in key technology areas. We continue to proactively work with Gartner regular basis to raise our company profile in the MMS sector. All-in-all, we are making notable progress on all fronts of the sales and marketing hand and have several deals currently in the pipeline that we look forward to sharing the status of when we are able. Our philosophy of being calculative and proactive has truly proven to deliver a high ROI.

As Jin briefly mentioned, we have hit the ground running with ITA post acquisition close and we immediately began to leverage numerous cross sell and upsell opportunities. One specific win I’d like to share is our contract agreement with a large marketing and multimedia rights holder for some of the most prestigious sports venues across the country. To start, we will be providing our IT as a service to this entity and we are confident that they will engage us for additional services. With the additional resources from ITA and an improved sales and marketing initiative, we are approaching a broader addressable market with more tools under our belt. Although we are still limited by some of the macroeconomic headwinds, I am optimistic that brighter days are ahead and that what we’re doing now will set us up for additional revenue opportunities in the near future.

With that, I will hand the call over to Kellie. Kellie?

Kellie Kim - Executive Vice President & Chief Financial Officer, WidePoint Corporation

Thank you, Jason. Good afternoon, everyone. I’m pleased to share more details on the third quarter 2021 results. For the third quarter, our revenue was 22.3 million compared to 57.5 million reported for the same quarter last year. The year-over-year decline was primarily driven by the loss in carrier service revenues due to the completion of the US Department of Commerce contract supporting the 2020 census and to a lesser extent lower level of accessory sale to federal government and lower volume of devices managed this quarter. For the nine months ended September 30, 2021, revenue decreased to 62.9 million from 152 million in the same period last year. The decline was primarily due to wind down over work on the Census project, pass through of carrier credits, low lower level of accessory sale, and lower volume of devices managed this year.

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Our gross profit for the third quarter 2021 was 3.7 million, a 35% decrease from the 5.6 million we reported in the third quarter of 2020. The decline in gross profit was consistent with lower revenue and in line with the revenue mix. Gross margin improved significantly to 16.5% in the third quarter of 2021 from 9.8% in the third quarter of 2020. Our gross profit for the nine months ended September 30, 2021 was 12.4 million, a 21% decrease from the 15.6 million we reported in the same period last year. However, gross margin improved significantly to 19.7% this year compared to 10.3% in the same period last year. The increase in gross margin was primarily due to the decrease in lower margin carrier services.

In the third quarter 2021, operating expenses decreased 36% to 2.9 million from 4.5 million in the third quarter of last year. The third quarter expense reflects recognition of qualified payroll tax credit of 1.3 million. Excluding this credit, our operating expense would have declined about 7%, largely due to lower payroll costs, partially offset by higher data center costs. For the nine months ended September 30, 2021, operating expenses decreased about 17% to 10.9 million from 13.1 million in the same period last year. Excluding the qualified tax credit, our operating expenses would have declined about 7%, again largely due to lower payroll costs, partially offset by higher data center costs.

For the third quarter of 2021, GAAP net income was 535,000 or $0.06 per diluted share, a decrease from net income of 1.1 million or $0.13 per diluted share in the third quarter of 2020. For the nine months ended September 30, 2021, GAAP net income was 916,000 or $0.10 per diluted share, a decrease from net income of 2 million or $0.24 per diluted share in the same period last year. Our effective tax rate remains around 27%.

On a non-GAAP basis, EBITDA for the third quarter 2021 was 1.2 million compared to 1.6 million last year. For the nine months ended September 30, 2021. EBITDA was 2.6 million compared to 3.8 million in the same period last year. Our non-GAAP adjusted EBITDA was 1.5 million or $0.16 per share in the third quarter compared to 1.7 million or $0.20 per share in the same period 2020. For the nine months ended September 30, 2021, our non-GAAP adjusted EBITDA was 3.2 million or $0.35 per share compared to 4.4 million or $0.52 per share in the same period last year.

Shifting to cash flow and the balance sheet, we exited the quarter with 18.1 million in cash or $1.97 per diluted share, net working capital of 14.6 million and approximately 4.9 million available to draw down on our credit facility. For the nine months ended September 30, 2021, we generated a net cash of 3.5 million from operating activities, capital expenditures of 1.9 million compared to 1 million last year, and 0.7 million increase in net cash from financing activities resulting in an increase in net cash of 2.1 million. Our balance sheet continues to remain strong and our current ratio at the end of September remains around 1.6 compared to 1.2 at end of 2020. This completes my financial summary. For a more detailed analysis of our financial results, please reference or Form 10-Q, which was filed prior to this call.

On a personal note, this will likely be my last earnings call, as I will be retiring at the beginning of next year. It has been an honor and a pleasure to work at WidePoint and I’m proud of our accomplishments. The Trusted Mobility Management, TM2, solution is a proven business model that continues to evolve to meet the ever changing needs of our customers. I have no doubt that WidePoint’s best days are ahead. In my retirement, I look forward to spending more time with my family and friends and pursuing my personal interests, which I have put off for too long. I thank our investors, our Board and, most importantly, all the staff of WidePoint that I have the privilege to work with. Thank you all. So with that, I will turn it over to Jin.

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Jin Kang - President & Chief Executive Officer, WidePoint Corporation

Thank you, Kellie and thank you Jason. Although there are headwinds that we cannot control, I am pleased with the trajectory WidePoint is headed in, as we continue to profitably operate with zero debt and maintain a strong balance sheet. Our ability to sustain profitability even amidst the external circumstances outside of our control is a testament of our team’s ability to adapt and efficiently execute our organic and inorganic growth strategy.

As it relates to our go-forward inorganic growth strategy, we are noticing that it is currently an acquisition target rich environment where many companies are demanding frothy multiples, relative to what we believe they’re worth. Some reports have been shared that companies are requesting up to 32 times their enterprise value. With this being the current status of the market, it could take some time for WidePoint to make its next acquisition, as we want to continue to be judicious with our selection process and are in no immediate rush to acquire a company, given our profitable status. That said our M&A mandate remains the same, as we are looking for stable, immediately accretive and well-established companies that are profitable.

Furthermore, given what we’ve already shared regarding the growing cybersecurity sector, there are several ripe opportunities within that vertical for us to acquire a company that has direct access to customers that need solutions like our identity management solutions. Our acquisition strategy continues to evolve, and we’re considering larger opportunities that may not have been considered in the past. We will share more news on this front, as the events unfold.

Next, I want to provide a brief update regarding our share repurchase program. During November 2021, the board increase the size of the repurchase plan to up to $5 million of the company’s common stock, increasing the amount available for future purchases under the repurchase plan up to 4.6 million. As of this earnings call, we have not repurchased any shares due to the timing of our quarter closing and the release of our quarterly earnings. Going forward, we will be opportunistic in timing, price and the amount of our repurchases.

As you seen in today’s earnings release, our year-to-date performance and expectations in Q4 have led us to reduce our guidance for the full year 2021. Excluding financials from ITA, we expect our revenue to be approximately in the range of 80 million to 84 million and adjusted EBITDA of 3.1 million to 3.3 million. This reflects the acquisition-related expenses of about 300,000. Additionally, ITA forecasts its Q4 revenue to be about 2 million with adjusted EBITDA of 100,000. We’re going to finish 2021 being a transitional year and continue forward in fourth quarter with the efforts described earlier. When we report fourth quarter, we will give more guidance with respect to what 2022 will look like and the growth we are expecting.

Before I wrap up. I’d also like to touch upon Kellie’s retirement. Kellie has played an integral role during her tenure at WidePoint and has done an exceptional job leading our finance team. She is an exceptional CFO and I and the rest of the management team and the Board wish her the very best in her retirement. She is retiring after an illustrious career in finance and accounting, where she served the CFO for many companies. I am also happy to share that she will continue to assist the company, as a consultant once she steps down as CFO in March of next year. We have officially initiated an executive search to fill the CFO position and we’ll keep you updated on our search.

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In conclusion, as we head toward the end of the calendar year, I’m confident in our team’s ability to capitalize on all of the near term opportunities as we look to continue executing our strategy for profitable growth through organic and inorganic means. I’ll end our prepared remarks by thanking our shareholders for their continued support and of course, all of our staff members for all their continued hard work in the performance of their duties during these unprecedented times.

With that covered, we are ready to take questions from analysts and our major shareholders. Operator, will you please open the call for questions?

Operator

[Operator Instructions] And while we pause for questions, there is a question submitted already. How did the ITA acquisition affect your EBITDA?

Jin Kang - President & Chief Executive Officer, WidePoint Corporation

Hey, Kellie, can you take that?

Kellie Kim - Executive Vice President & Chief Financial Officer, WidePoint Corporation

Sure. So ITA was acquired on October 1. Therefore, after third quarter end, so therefore the financial results do not reflect any contribution from ITA. We do expect a small contribution in the fourth quarter, but expect larger contribution in the future. There were acquisition-related costs that negatively impacted third quarter profitability and we also expect impact in the fourth quarter as well.

Operator

Thank you. [Operator Instructions] And there appear to be no questions from the lines at this time. Okay, we did have another submitted question here. The next question is this. Do you intend to make additional acquisitions?

Jin Kang - President & Chief Executive Officer, WidePoint Corporation

I’ll take that. Yes, our strategy for growing through organic and inorganic means remains the same. We are focused and continue to look for quality companies that are immediately creative to help us expand our solutions and customer base, again, the vertical and horizontal integration opportunities. We will provide more details as they become available. But suffice it to say we are currently reviewing acquisition opportunities. They’re in various stages of completion and we will provide additional details, as they become available.

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Operator

Wonderful. And we had another submitted question come. Jason talked about new vertical markets, K12 and beverage industries, what are the sizes of opportunities also the new wind from DC government and university?

Jason Holloway - Executive Vice President & Chief Sales and Marketing Officer, WidePoint Corporation

Yeah, thank you for that question. So as I stated in my prepared remarks, I think the one thing to keep in mind with potentially how large the opportunity could be within K through 12 and why we’re are so lucky to have the strategic relationship with 22Vets is when you think about from an employment standpoint, one of the largest employers in each one of the states is K through 12. So when you start to break that down into the supporting administrators, the staff, the teachers, and all of the students, then it becomes very clear that that the opportunity is quite large. And as I stated in my prepared remarks, through our relationship with 22Vets, we’ve had the opportunity to present at these tech forums to be the keynote speakers in terms of educating these schools on PKI as a service, and as I stated, we’re starting with one large municipality, and we are working currently with a Midwestern state and we hope that through the relationship with 22Vets and the potential of the legislative support, that that will give us that additional headwind to be able to duplicate that model into other states. So it’s -- we’re just barely scratching the surface is the point that I want to make and we’re very optimistic -- cautiously optimistic with what we see right now, so hopefully, I’ll have some updates.

And in terms of the beverage, same thing, it’s a really, really large community that’s out there. And thankfully, through our acquisition of IT Authorities, they are the ones who are directly responsible for inserting us into that vertical and why we were able to capitalize on their existing customer base so quickly with using our PKI as a service. So, again, we’re very optimistic, we’re just scratching the surface, we made a lot of headway with one beverage provider in particular and this one company does represent, again, a larger consortium. So stay tuned, because again, it’s a large community, and we’re just at the tip, so that’s it. Thank you.

Operator

Thank you. And we did have a question come in from Johnson from [indiscernible] Capital. John, your line is live.

Q: Thanks guys. Yeah, so I want to hear a little bit more about the acquisition strategy. And the reason I’m asking is, as it stands now you are trading with a market cap of under 50 million enterprise value of 30 million, no [ph] cash. So if you’re trading at less than 10 times EBITDA, you’re seeing these companies trading at much richer multiples, why is that the best use of shareholder capital and the most prudent way to use capital relative to other options such as increasing the buyback?

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Jin Kang - President & Chief Executive Officer, WidePoint Corporation

Sorry about that, John, I was on mute. Thank you for that call. We are still looking around for acquisition opportunities, not necessarily using our equity to do that. We are looking at doing some repurchase and we did increase that amount. We actually doubled that amount from 2.5 million to 5 million and so we’re going to be opportunistic on that repurchase. And based upon what the opportunity is on the acquisition, as we said before, we will leverage cash on hand and we will look at financing through debt. And then as a last recourse, we would look at potential of using equity for the acquisition.

Operator

Thank you. [Operator Instructions] There were no other questions from the lines at this time. I’d now like to hand the call back to Jin Kang for any closing remarks.

Jin Kang - President & Chief Executive Officer, WidePoint Corporation

Great. Thank you, operator. We appreciate everyone taking the time to join us today. As the operator mentioned, if there were any questions that we did not address today, please contact our IR team. You can find their full contact information at the bottom of today’s earnings release. Thank you again and have a great evening.

Operator

Thank you for joining us today for WidePoint’s third quarter 2021 conference call. You may now disconnect.

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